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Additional Information and Where To Find It
In connection with the proxy contest initiated by MMI Investments, L.P., EMS Technologies, Inc. (the “Company”) will be filing documents with the Securities and Exchange Commission (the “SEC”), including the filing by the Company of a proxy statement. Shareholders are urged to read the Proxy Statement for the 2011 Annual Meeting of Shareholders when it becomes available, as well as other documents filed with the SEC, because they will contain important information. The final Proxy Statement will be mailed to shareholders of the Company. Shareholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the Company’s website (www.ems-t.com) under the heading “Investor Relations”, the SEC’s website at (www.sec.gov), or by contacting the Company at (770) 729-6512.
Information Regarding Participants
The Company, its directors and certain of its officers and employees are participants in a solicitation of proxies in connection with the Company’s 2011 Annual Meeting of Shareholders. Information with respect to the identity of these participants in the solicitation and a description of their direct or indirect interest in the Company, by security holdings or otherwise, is contained in the Schedule 14A filed by the Company with the SEC on February 16, 2011. Shareholders may obtain free copies of this information at the Company’s website (www.ems-t.com) under the heading “Investor Relations,” the SEC’s website at (www.sec.gov), or by contacting the Company at (770) 729-6512 or 660 Engineering Drive, Norcross, Georgia 30092, Attention: Secretary. As of the date hereof, the Company’s directors, officer and employees who are participants collectively own an aggregate of: (1) 564,488 shares of common stock of the Company, including options that are currently exercisable or will be exercisable within 60 days, and (2) 61,193 nonvoting phantom-share units.
Below is a transcript of a call hosted by the Company on March 3, 2011 to discuss its earnings for the quarter and year ended December 31, 2010.
Final Transcript

Thomson StreetEvents

Conference Call Transcript
ELMG — Q4 2010 EMS Technologies Earnings Conference Call
Event Date/Time: Mar 03, 2011 / 02:30PM GMT

CORPORATE PARTICIPANTS
Neil Mackay
EMS Technologies, Inc. — President, CEO
Gary Shell
EMS Technologies, Inc. — SVP, CFO, Treasurer
CONFERENCE CALL PARTICIPANTS
Rich Valera
Needham & Company — Analyst
Chris Quilty
Raymond James — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to your EMS Technologies fourth-quarter 2010 earnings release conference call. All lines have been placed on a listen-only mode. The floor will be open for your questions and comments following the presentation. (Operator Instructions)
At this time it is my pleasure to turn the floor over to your host, Dr. Neil Mackay, President and CEO. Sir, the floor is yours.

Neil Mackay - EMS Technologies, Inc. — President, CEO
Thank you, Anthony, and good morning, everyone. As Anthony says, I am Neil Mackay, the Chief Executive Officer of EMS. Thank you for joining us today on this earnings call to review our fourth-quarter 2010 results. Here with me on the call is Gary Shell, our Chief Financial Officer.

Gary Shell - EMS Technologies, Inc. — SVP, CFO, Treasurer
Thanks, Neil. We remind you that any statements made during the course of this call regarding product expectations, market opportunities, and future financial results are forward-looking statements. Actual events and results could of course differ materially. For further information, please refer to the statement of risk factors and today’s press release and in our annual report on Form 10-K for the year ended December 31, 2009, and to our press release.
Our remarks also will include certain non-GAAP financial measures, including adjusted EBITDA. For an overview of non-GAAP financial measures, please refer to our press release, which is available on the Company’s website at the press room page.
During the course of this call we will take questions from participants. Under SEC rules we cannot provide additional material information in subsequent private settings; but we will continue this public call as needed to respond to appropriate questions.

Neil Mackay - EMS Technologies, Inc. — President, CEO
To all of our shareholders on the call today, it was an outstanding fourth quarter and year for our Company. The fourth quarter capped a trend of strong execution and profitability that began in the first half of this year. All of our businesses have made major contributions to our total success.
I believe these results are the payoff for the strategy that we put into place, a strategy that I have been talking about since I became CEO about a year ago. This performance has created powerful momentum going into 2011, which I will talk about later on in this call. But first I will turn it over to Gary to review the financials.

Gary Shell - EMS Technologies, Inc. — SVP, CFO, Treasurer
Thanks, Neil. I want to start the financial review with a couple of key points. First, the Company set new quarterly records in two of the most important measures of financial performance — revenues and adjusted EBITDA.
Our record revenues of $98.1 million in the fourth quarter put us tantalizingly close to breaking that quarterly $100 million mark for the first time. That is a milestone that we expect to surpass in 2011. Our adjusted EBITDA increased to $12.2 million, and our EBITDA margin increased to 12% of revenues, both quarterly records and both strongly positive indicators going into 2011.
The second point I want to make about the quarter, almost as important as the financial results we achieved, is how we got there. All of our businesses were able to turn in a strong profit performance in the fourth quarter, even though LXE was the only one of them to have a big year-over-year revenue growth, mainly from the ongoing recovery in the North American markets. The real key to our higher consolidated profit was the quality of our execution across the board.
Now for a brief review of the financial line items. SG&A was higher than the third quarter but fairly consistent as a percentage of revenues. The Company continues to benefit from our ongoing plan to achieve cost reductions and synergies.

As we have been telling you throughout this past year, the growth in R&D is part of our strategic plan. Some of this new product development effort will be important to 2011 revenues, especially in the second half of the year. We expect R&D to run about 7% of revenues in 2011.
Income tax expense in the fourth quarter was basically zero because we recognized a $1 million full-year benefit as a result of Congress’s extension of the R&D tax credit provisions late in 2010. We expect the normalized income tax rate going forward in 2011 to be 20%.
For a quick summary of the fourth-quarter results in our business segments, Aviation maintained an adjusted EBITDA margin of 16% in the fourth quarter. Revenues were strong from SATCOM satellite applications and intelligence, surveillance, and reconnaissance, and from commercial airline expansion of air-to-ground broadband services.
Defense & Space controlled costs and executed well on a favorable mix of contracts, resulting in adjusted EBITDA reaching nearly 15% of revenues. The backlog, currently at $73 million, has been affected by delays in orders that we believe are related to uncertainty in defense budgets.
LXE had the highest quarterly sales total in its history. The most-active market sectors continue to be the beverage and auto parts industries as well as construction equipment and the automotive industry, which are benefiting from renewed economic activity in North America.
Global Tracking had another solid quarter, with revenue of almost $11 million. Fourth-quarter sales were strong in the security sector, and recurring airtime revenue continued to grow as the number of deployed units increased.
Turning briefly to the balance sheet, we generated over $17 million of operating cash from continuing operations. The Company’s year-end cash level increased to nearly $56 million.
Total debt represents leverage of less than 1 times annualized adjusted EBITDA, which was a record $40.3 million for fiscal 2010. Neil, our financial position remains very strong.

Neil Mackay - EMS Technologies, Inc. — President, CEO
Thanks, Gary. After that report, there is not much sometimes I feel I can add. But the financial results that Gary just reported to you are not only about where we have been, but about where we are headed. That is what I would like to talk to you about today, the kind of company that we are becoming.
Over a year ago in my first communication to you as CEO, I said that our strategy to rebuild the value of our Company was fairly simple; we are going to focus on profitability, strategic alignment, and growth.
Higher profitability was the headline for EMS’s 2010 success story. After a slow start to the year in Q1 of 2010, there might have been some skepticism among you about whether we could achieve even the low end of our guidance for the year. But we were confident because we knew that we had already started executing the elements of our strategy to improve profitability.
By the time we got to the second quarter, our numbers started to turn up significantly. The third quarter was also strong, and of course we finished the year with the exceptional fourth quarter that Gary just told you about. From the standpoint of adjusted EBITDA, 2010 was the most profitable year in the Company’s 42-year history.
So what were the strategies of profit improvement? One of the quickest ways to get more profit is to focus on issues of execution and productivity. That led us to think about rightsizing our organization for the market conditions.
About — over an 18-month period or so, we reduced our headcount by nearly 20%, and we lowered our annualized cost base by over $20 million, mostly through overhead and product costs. We also worked at enhancing our processes for program management, which increased our ability to deliver on time and under budget.
This paid real dividends at our Defense & Space segment, where the adjusted EBITDA margin increased to 14% of sales in 2010 from 12% in the previous year. That improvement alone was worth over $1 million in additional profits in 2010.

We also started implementing plans to consolidate some of our facilities and integrate more of our back-office functions. Our recent implementation of an upgraded ERP system at LXE will help accelerate those plans.
But still, there is a limit to how much you can improve profitability just by cutting costs. So we looked for more promising opportunities to improve profits by rethinking many of our basic business strategies.
For example, LXE began its transformation to an indirect distribution model. We fostered strong relationships with new industrial partners in distribution, system integration, and new applications, and this broadened our market reach.
Our distribution network tripled in size in less than a year. And in a very short time, through our new partners we added over 1,000 people who began selling LXE products.
We also added to LXE’s market momentum and interest by introducing new products. We focused on those that use wide area radio networks, WANs as they are called, to get us into greener fields beyond the warehouse such as aviation infrastructure and field force automation.
In fact, this was LXE’s entry into mobile resource management, or MRM, which is a multi-billion-dollar market. This will also lay the foundation for closer strategic alignments with our Global Tracking segment, which is also in the MRM market but uses satellite radios instead. I will talk more about this later.
The combination of a new distribution strategy and new products enabled LXE’s revenues to grow from $102 million in ‘09 to $141 million in 2010. That is a remarkable 29% growth rate. These higher sales increased our profitability by $14 million pretax.
The connection between LXE and Global Tracking brings us to the second element of our strategy, alignment. It’s an old story about companies with multiple divisions. They all face the same problem — how to extract the maximum value of the disparate parts of an enterprise. If things aren’t aligned, divisions often focus on their own narrow markets and there is not much interest or incentive for them to collaborate with their affiliates. These divisional silos often leave many CEOs wondering what might have been.
But in the last couple of years, the rising demand for mobile connectivity is converging with the technology world, dramatically increasing capabilities. EMS is one of the fortunate few to operate at this point of convergence in the markets with AeroConnectivity and Global Resource Management.
Global Tracking and LXE are a good example of businesses that we believe will benefit from closer strategic alignment. We recently announced that we have begun to integrate these businesses by pairing the applications of satellite tracking capabilities of Global Tracking with LXE’s rugged computer and wide area radio technologies, we will be able to offer more end-to-end solutions in the Global Resource Management market. Customers will get in-transit visibility anywhere in the world.
Another part of our Company where strategic alignment is important is within our Aviation business. Connectivity on aircrafts has helped feed the demand for more robust services for both passengers and for crew. To address this new opportunity, we need to be able to combine IP from within our Aviation group and also from other parts of the Company.
For example, during the last five years we have been working closely with major airframe manufacturers and our avionics partners to develop new connectivity solutions. We are combining IP from various parts of our Aviation group and even from EMS businesses that would not normally be considered as an aviation connectivity provider. We will have further information as these programs unfold.
So let me now about the third part of our strategy, growth. To have sustained growth, you need to be in the right markets with the right solutions and be nimble enough to stay ahead of the inevitable rapid changes that will reshape those markets. I believe EMS has two great growth market opportunities.
The first is aviation. As most of you already know, EMS has an exceptional market leadership position in aviation connectivity. With our high-speed terminals we dominate the market for broadband connectivity over commercial satellites. That is for both commercial and military use.
Similarly, we are the leading supplier to commercial airlines of connectivity gear for air-to-ground applications. But as of now, there only a few thousand planes that are outfitted with broadband connectivity.
I believe there are over 100,000 planes to be connected over the next 10 years. That to me is the definition of growth potential.

The other growth opportunity is in Global Resource Management. It is a worldwide fragmented market that’s only in its infancy. Our Global Tracking business is a leader in its space; but from our current position we believe we have the IP portfolio and domain knowledge to carve out a much greater share in this emerging market, especially in the international area.
But enough about longer-term strategy. What’s the near-term outlook?
Well, we are encouraged by the success of 2010 and the business trends developing in our major market sectors. We expect that all of our businesses, with the exception of the Defense & Space segment, will show higher sales and profits in 2011. As a result, we believe that we can achieve net growth and consolidated revenues of around 10% in 2011.
Our expectations in 2011 consider — considering normal seasonality, in which the second half of the year is typically much stronger than the first half. In addition, the Company expects the 2011 second half to have higher sales as result of new product rollouts that are now in process.
For the full year 2011, we expect consolidated revenues in the range of $385 million to $405 million, and adjusted EBITDA in the range of $43 million to $46 million. We expect adjusted earnings per share in the range of $1.10 to $1.25 per share, assuming an effective income tax rate of 20%.
The 2011 guidance does not include potential costs associated with the recent announcement from a shareholder that it intends to nominate four directors to the EMS Board.
I might just close with this. As I have said, our strategy to increase the value of the Company is simple and it’s already proving to be successful. We firmly believe that our strategic plan is the best path to maximize long-term shareholder value. Anthony, we can now open the lines for questions.

QUESTION AND ANSWER

Operator
(Operator Instructions) Rich Valera, Needham & Co.

Rich Valera - Needham & Company — Analyst
Thank you. Good morning. Neil, I was hoping you could talk about some of the new products that are being rolled out in the first half that are expected to drive the second-half growth.
Then with respect to the frontloading versus backloading of the year, should we look at that similar to the last few years, where you’ve seen sort of 52% to 53% of the revenue in the back half? Or is there any reason to expect it to be more or less back-half loaded than the last couple of years?

Neil Mackay - EMS Technologies, Inc. — President, CEO
To answer the last part first, the new products will probably cause the back half to be a little bit higher percentage than it was in 2010, I’m expecting. We have a mess of new products coming out in Q2 and the rest of the year. On LXE side there are three new products coming on mobile computers — the Marathon, the Thor, the Tecton, names like that.
We have the Aspire coming out on the Aviation side as well, and we have some others that we haven’t yet announced that will turn up as well, Rich.

Rich Valera - Needham & Company — Analyst
Okay, that’s helpful. Then also with respect to seasonality, just wondering in terms of the first quarter; I know you don’t want to give specific guidance. But the last couple of years you actually haven’t seen too much of a downtick sequentially in the first quarter. I think that is partly because you had weakish fourth quarters, and obviously this year you had a strong fourth quarter.
So wondering if you can give us any sense of what kind of sequential downtick we might expect in the first quarter relative to the fourth.

Gary Shell - EMS Technologies, Inc. — SVP, CFO, Treasurer
Well, you are right, Rich; we don’t give quarterly guidance. I think Neil said it right. The seasonality that we have seen in the past is something like we are — it would be typical, except just tilted a bit more to the second half because of the new products.
I think it’s — the first quarter has never been our best quarter, and I have no reason to expect anything different in 2011.

Rich Valera - Needham & Company — Analyst
Okay. How about on OpEx? Should we think of any meaningful change in the OpEx level from the fourth quarter? I would assume you might have had some end-of-year stuff in there on the SG&A line. But you’re around $30 million of OpEx in the fourth quarter.
Can you give us any sense of how you would expect that to trend maybe into the first quarter, Gary?

Gary Shell - EMS Technologies, Inc. — SVP, CFO, Treasurer
I think the percentages are going to hold reasonably well. You are right; you do always have — especially if you’ve got an uptick, you are going to have an uptick often in the percentages of SG&A because that is where compensation, incentive-based compensation, especially for sales incentives, kick in.

That will tick back down in Q1, so I don’t expect anything wildly different. I think our pattern has been that those percentages actually improve a little bit in Q1.

Rich Valera - Needham & Company — Analyst
Great. Then just wanted to talk about the DoD, or the Defense & Space business a little bit. First just want to clarify. You said you didn’t expect it to grow this year. I am presuming you mean that you expect it to be flattish.
Then I was wondering, Neil, if you could give any color on what types of programs are being delayed as a result of budget issues, and if you have any sense of when that might pick up. That’s the next question, thanks.

Neil Mackay - EMS Technologies, Inc. — President, CEO
There’s a mix in defense programs there. And you have to remember within in our Company we have defense products coming out of Aviation and also out of Global Tracking. We have a lot of stuff for them going on in Afghanistan that actually comes out of Global Tracking.
Our Defense group, our D&S group, tends to be even more long-term programs. So it’s a little bit of a different trend from either one.
Long term? Some long-term programs we see have slipped to the right. But all indications are they will start turning up in the second half of the year.
As far as more the COTS products, we are feeling we can hold our own in that part of it.

Rich Valera - Needham & Company — Analyst
I guess the last question for me, just — and I’m assuming that the sluggish defense is the reason for this. But I know recently you issued five-year growth targets that called for 13% to 17% top-line growth. And 10% is a nice number for this year, but obviously not quite at that level. Is the delta due to the sluggish defense?

Neil Mackay - EMS Technologies, Inc. — President, CEO
Yes, I’d say that’s really it for this year. We are seeing that we are penciling back any real big uptick in defense this year at all.
But we do have, in some of the other groups, programs that as they gestate will start producing sort of guaranteed revenues in the next few years.

Rich Valera - Needham & Company — Analyst
Okay, very good. That’s it for me. Nice finish to the year, gentlemen.

Operator
Chris Quilty, Raymond James.

Chris Quilty - Raymond James — Analyst
Good morning, gentlemen. I was hoping you could give us a little more color on the LXE business and where you saw the strength, either by vertical or geographic market.

Neil Mackay - EMS Technologies, Inc. — President, CEO
Okay. Geographically the Americas did really well, better than the Europeans. A little bit to do with the currency there, but the Americas did very well.

We had some really good — the indirect distribution model gave us a lot more VARs we could work with than we had ever imagined. I think that represented, Gary, $20 million of extra revenue —

Gary Shell - EMS Technologies, Inc. — SVP, CFO, Treasurer
Over the year.

Neil Mackay - EMS Technologies, Inc. — President, CEO
For the whole year.

Gary Shell - EMS Technologies, Inc. — SVP, CFO, Treasurer
The automotive sector was a really big pickup towards the end of the year, Chris. There was — we’ve had a long-time relationship with several of the big automakers, and clearly they weren’t buying anything much in the last couple of years. And that has changed.
GM had stepped up their work, and there are others, and we are benefiting from that. So the automotive sector was good.

Chris Quilty - Raymond James — Analyst
Are you seeing penetration into any new verticals as a result of the indirect model?

Neil Mackay - EMS Technologies, Inc. — President, CEO
Yes, actually. The MX9 and variants of that are turning out to be really a good decision we made. Those are the WAN types of radios that are getting us outside the warehouse. That’s into field force automation, utilities, and that sort of stuff. That’s doing very well.

Chris Quilty - Raymond James — Analyst
Great. In general you talked about stepped-up R&D spending. Can you talk about how you are allocating that R&D amongst the divisions?

Neil Mackay - EMS Technologies, Inc. — President, CEO
Well, from a — the way we do it we have more centralized control of R&D than we’ve had it in the past. We have some really important new programs happening on the Aviation side. The connectivity trends for Aviation look very promising in 2012 and onwards, so we are spending a fair amount of our R&D efforts making sure that we maintain the leadership position we have there.

Gary Shell - EMS Technologies, Inc. — SVP, CFO, Treasurer
Chris, if you look at the way we’ve been talking about the Company more recently in the two broad sectors, AeroConnectivity and then Global Research Management, which combines LXE and Global Tracking, the R&D spend is almost split down the middle. It’s basically split down the middle.
If you looked at individual reporting segments, of course, then Aviation is going to continue to appear to be the biggest. But if you look at those broad sectors, it’s pretty evenly split.

Chris Quilty - Raymond James — Analyst
Okay. In terms of the Aviation products is there — you have a very strong hold on the Inmarsat L-band market. Is it fair to assume more of that spending is going into Ku- and Ka-band?

Neil Mackay - EMS Technologies, Inc. — President, CEO
Yes, probably. Well, there’s a lot of — the Swift Broadband products are doing very well right now, and they are still expanding well. Ka-band is still three years away, but — so we are planning to increase our R&D there for that.
But what’s happening is that we are getting more and more airframes that weren’t available to us before. So we are spending some of our R&D to get onto those new platforms, but using both Iridium and Inmarsat types of products.

Chris Quilty - Raymond James — Analyst
Okay. You announced, just this week I think, an X-band contract. Is that of any meaningful size?

Neil Mackay - EMS Technologies, Inc. — President, CEO
Not at the moment. It’s a small one, but it does give us an entry into a new market that we are going to be looking a lot closer at.

Chris Quilty - Raymond James — Analyst
Okay. More generally, the Aviation business did substantially better than at least I was forecasting. Was it —? You mentioned government ISR. Was that the bulk of the upside in the quarter, despite the continuing resolution?

Neil Mackay - EMS Technologies, Inc. — President, CEO
You’re right. There we are — the military COTS buckets has been able to hold its own despite all the continuing resolution stuff you’re hearing. There is a strong need for broadband, for applications that are global, or you can’t predict where they are going to want to move their assets. So Inmarsat offers an opportunity that some other systems don’t.

Gary Shell - EMS Technologies, Inc. — SVP, CFO, Treasurer
Chris, we also got a nice bump from an uptick in air-to-ground deliveries. Those tend to — those have been over the last six quarters or so, those have been a bit lumpier than they had been.
It has to do with Aircell’s approach to how they’re rolling this stuff out. But there seems to be a lot of momentum to increase that rollout, and we got very good — we had very good deliveries in Aircell air-to-ground-related stuff in Q4.

Chris Quilty - Raymond James — Analyst
Okay. Switching gears, Global Tracking. You mentioned last quarter a glitch in a key military program. Presumably that issue has cleared?

Gary Shell - EMS Technologies, Inc. — SVP, CFO, Treasurer
Yes, that has cleared and recurring revenue is back up and working at full speed. It’s been doing quite well.

Chris Quilty - Raymond James — Analyst
Okay. As you complete the merger of those operations, you kind of had Inmarsat and Iridium products in a silo, their own silos. How do you look at that opportunity now based upon more of a portfolio of solutions?
Neil Mackay - EMS Technologies, Inc. — President, CEO
If you think about it, it’s more applications-based now. The customer doesn’t really care whether it’s Inmarsat or Iridium in that sense. They are more interested in what the application is.
But you find that certain applications because of the cost of airtime drive you towards one particular solution than another. But we are in fact merging the radios; but really what’s going to drive this whole thing is the applications.

Chris Quilty - Raymond James — Analyst
Great. Thanks, gentlemen.

Operator
(Operator Instructions) It appears you do not have any further questions at this time.

Neil Mackay - EMS Technologies, Inc. — President, CEO
Thanks very much, Anthony. Again, thank you all for joining us. I am looking forward to talking to you again soon, when we review our first-quarter 2011 results. Thanks once more.

Operator
Thank you. This does conclude today’s teleconference. We thank you for your participation. You may disconnect your lines at this time and have a great day.

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